EXHIBIT 10.55

             AGREEMENT BETWEEN EDUCATIONAL VIDEO CONFERENCING, INC. AND CLEMSON UNIVERSITY FOR THE OFFERING OF NON-CREDIT,
                      INTERACTIVE VIDEO CONFERENCED COURSES

                                   WITNESSETH

     AGREEMENT made this 25th day of January, 2000 between CLEMSON UNIVERSITY with offices located in 343 Sirrnic Hall, Clemson University Campus, Clemson, South Carolina 29634 (hereinafter referred to as "CLEMSON"), and Educational Video Conferencing Inc., with offices located at 35 East Grassy Sprain Road, Yonkers, New York 10710 (hereinafter referred to as "EVC") for the purpose of offering non-credit seminars and workshops.

     1. a.) EVC and CLEMSON University will collaborate to offer mutually agreed upon non-credit seminars and workshops via distance learning technology (DL), commencing with the spring 2000 semester.

         b.) For the purposes of this agreement, DL shall be defined as live, two-way video conferencing, either over desktop computers equipped for video conferencing or video conferencing room systems, as the case may be, in which the student can see and hear the professor/instructor and the professor/instructor can see and hear the individual student. DL also shall include one-way video and two-way audio distance learning and asynchronous delivery systems.

     2. EVC will provide all hardware (except personal computers, modems, keyboards and monitors), software, and video conferencing equipment (collectively referred to as "equipment") necessary to provide access for CLEMSON courses to DL students. Students taking DL courses on desktop computers must have modern computers capable of being video enabled and function as a DL desktop system. In any event, CLEMSON shall not be responsible for the cost of any equipment whatsoever at Institutional Employer locations and/or students' homes.

     3. EVC is responsible for costs of marketing, advertising, and promotion regarding EVC's offering of access to CLEMSON courses. Unless otherwise agreed, CLEMSON will provide existing brochures, catalogues, course schedules, program and course descriptions, posters, etc., to EVC for distribution to employees of EVC's corporate, governmental and institutional clients promoting the CLEMSON programs and courses offered through EVC.

     4. CLEMSON shall provide rooms capable of becoming teacher stations. EVC will cover the cost of installing and maintaining adequate telecommunication lines (for example ISDN, DSL, cable modem, ATM, etc.), regular telephone lines and electrical outlets. EVC will also be responsible for the cost of the telecommunication signal transport for video conferenced courses from teacher stations to the MCU Bridge. EVC assumes responsibility or cost for obtaining, providing, or paying for telecommunication signal transport for video conferenced courses from the MCU Bridge to corporate locations and/or students' homes. These costs will be reimbursed to EVC through the agreed-upon charges for the delivery of courses.


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     5. Subject to enrollment as determined by EVC, EVC will be responsible  for installing and maintaining up to ten (10) teaching stations in the rooms provided by CLEMSON to videoconference DL courses offered through EVC. All teaching stations installed and paid for by EVC shall remain the exclusive property of EVC. Subject to enrollment demand, EVC will begin with the installation of three teaching stations for spring 2000 semester and will add additional teaching stations. The rooms provided by CLEMSON need not be dedicated EVC rooms. However, all equipment must be properly secured to circumvent theft or vandalism. Clemson is responsible for theft or vandalism of EVC equipment while in CLEMSON's custody or care.

     6. All equipment supplied by EVC is the sole and exclusive property of EVC, including but not limited to any and all patents, copyrights and trademarks, if any, associated therewith. All classroom, course and program materials or other information supplied by CLEMSON, and all rights and interests in said materials will remain the sole and exclusive property of CLEMSON.

     7. a.) EVC is responsible for the necessary maintenance, repair and/or replacement of video conferencing equipment supplied to CLEMSON for DL courses.

         b.) EVC will provide reasonably prompt service for repair or replacement of defective interactive video conferencing equipment and software as necessary. EVC has service repair contracts, which provide 48-hour service after notification of a videoconferencing problem.

         c.)  CLEMSON  will  be   responsible   for  the  prompt  repair  and/or
replacement of interactive video conferencing equipment located at CLEMSON, which may be damaged through improper or unauthorized use.

         d.) CLEMSON is responsible for the repayment to EVC of the cost of replacement of any EVC equipment, which is lost or stolen while in CLEMSON's custody and control.

     8. Neither party shall utilize the other's name or any associated names, trademarks, copyrights, etc., without prior written consent. Such permission shall not be unreasonably denied.

     9. a.) EVC will provide faculty development to CLEMSON faculty reasonably required for the offering of CLEMSON courses through EVC. Faculty will be trained to maximize the effectiveness of their teaching styles and their presentation of materials using interactive video conferencing systems. Such training includes showing faculty how to utilize charts, graphs, pictures, videotapes, and presentation software using scanners, document cameras, and other equipment provided by EVC. Typical EVC faculty training consists for 16 hours.

         b.) CLEMSON shall be responsible for obtaining the services of all faculty participating in courses offered through EVC, including but not limited to said faculty's salary, benefits (if any) and verification of qualifications. EVC assumes no responsibility for any costs associated therewith.

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     10. EVC is solely  responsible to provide site locations for DL students to participate in CLEMSON courses. CLEMSON assumes no responsibility for obtaining or maintaining said sites, nor for any rent or other costs associated therewith.

     11. a.) EVC is not responsible for curriculum, course content, faculty qualifications, course materials or any other aspects of the academic content of any non-credit seminar/workshop offered hereunder. However, CLEMSON agrees to be receptive to and consider EVC input as to course content presentation and delivery of DL courses consistent with required academic standards.

         b.) Any synchronous courses originating from CLEMSON, which are recorded, will remain the intellectual property of CLEMSON.

     12. EVC agrees to make every reasonable effort to maintain its equipment in good working order. However, EVC is not responsible for service or repair delays or interruption of service caused by strikes, labor actions, power outages (other than those limited to site locations alone), acts of God or other matters beyond EVC's control.

     13. CLEMSON hereby acknowledges that the DL non-credit programs marketed by EVC are targeted toward the non-traditional working adult student market and therefore agrees to offer DL courses at dates and times appropriate to the target market, including the hours of 8:00 a.m. to 11:00 p.m., seven days per week Eastern Standard Time and at such other times reasonably requested by EVC's Institutional Employers and their employees, subject to enrollment. And, including but not limited to the three academic semesters offered each year by CLEMSON, i.e., fall, spring and summer.

     14. Administrative Function

         a.) CLEMSON shall be responsible for all of its own administrative functions associated with the offering of courses through EVC.

         b.) CLEMSON will provide to EVC all necessary administrative forms, applications, written instructions, catalogues, etc. in advance of marketing courses to any organization. It is understood by the parties that EVC is merely a conduit and assumes no liability whatever for the accuracy or correctness of the information in said forms provided by CLEMSON nor for return of any of the aforesaid documents to CLEMSON.

     15. Fees

         a.) CLEMSON shall pay to EVC a percentage of the registration fee charged for any courses delivered by EVC. Such amount shall be agreed upon prior to the implementation of a specific course or program offering and may differ depending upon the particular offering. EVC's percentage shall also include appropriate reimbursement for amount expended including the cost of amortizing any installed equipment or telecommunication services.

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         b.) EVC shall have the right,  on a semi-annual  basis,  to examine the books and records of CLEMSON, pertaining to all students taking courses through EVC, in order to audit any accounts due and owing the respective parties. CLEMSON shall have the right to audit EVC accounts for students taking CLEMSON courses on the same basis.

         c.) Commencing on February 14, 2000, and continuing on the 10th day of each month therefore, CLEMSON will supply EVC with a list of all students taking non-credit courses. Information provided will include the student's name, job title, organizational affiliation, address, telephone number, fax number and payment status.

         d.) Within THIRTY (30) DAYS of the completion of each course, CLEMSON shall present to EVC, in writing, any requests for adjustments or credits on monies already paid to EVC.

         e.) Non-credit courses offered by CLEMSON through EVC will be done primarily on a contractual basis with designated employers. In other words, the employer will provide a lump-sum payment to CLEMSON/EVC for the purpose of providing instruction to employees.

         f.) In instances where a student registers for a CLEMSON non-credit course through EVC, that student would be responsible for his/her registration fee. In some instances, CLEMSON/EVC may allow students to take courses without payment of the registration fee up front. In those instances, the student would sign a registration payment guarantee indicating that he/she is responsible for 100% of the registration fee in the event he/she is not reimbursed by his/her employer.

         g.) Students taking CLEMSON non-credit courses through EVC, who are not employed by an Institutional Employer who is a customer of EVC providing registration fee reimbursement to their employees, shall be required to pay the registration fee up front when registering.

     16. a.) CLEMSON will provide a minimum of ten (10) teaching station locations, subject to enrollment determined by EVC in order to facilitate DL courses marketed by EVC emanating from its campus and will grant EVC, its agents and subcontractors, reasonable access to said facilities as is required for proper installation, operation, maintenance and repair of all equipment contemplated herein, including but not limited to DL equipment. Said room shall be a minimum of 10 feet by 16 feet with adequate electrical, air conditioning, lighting, etc., and be otherwise suitable for use as a video conferencing teacher station. Said rooms will be provided one at a time subject to registration demand.

         b.) Rooms at CLEMSON equipped by EVC for DL may be used by the college with prior written permission by EVC.

     17.  CLEMSON's  Public   Relations   Department  will  provide   reasonable
cooperation with EVC in promoting EVC/CLEMSON non-credit courses and the DL courses offered through EVC.

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     18. CLEMSON and EVC will,  whenever possible  cooperate in applying for and obtaining any grants, awards, stipends, fellowships, etc., which are mutually beneficial to the parties.

     19. CLEMSON shall maintain academic control over all courses and will be receptive to EVC input as to IVC/DL presentation.

     20. CLEMSON will assign at least one person who at all times will act as liaison between CLEMSON and EVC.

     21. Term of Agreement

         a.) The basic term of this agreement shall be FIVE (5) YEARS.

         b.) The parties hereby acknowledge the necessity for allowing DL students continuity and ongoing access to courses and programs, so long as there is adequate registration.

         c.) In light of the foregoing, the parties agree that commencing September 1, 2000 and every September 1st thereafter, this agreement shall automatically be extended for an additional period of ONE (1) YEAR, subject to the conditions hereinafter contained.

         d.) In the event that either party should desire not to automatically extend this agreement, then and in that event, such party shall so notify the other in writing, by Certified Mail, Return Receipt Requested, no later than June 1 of any given year, after which the agreement will not be extended for an additional ONE (1) YEAR, but will have only the Four (4) YEARS of the existing term remaining.

     22. CLEMSON shall have the right to offer courses via DL on its own to Institutional Employer and/or the employees of any Institutional Employer not under contract with EVC. In such event, EVC shall not have any obligation to market, provide any services or equipment, permit the use of EVC's equipment, or incur any costs in connection with such offerings.

     23. CLEMSON agrees that, for the duration of this agreement and any extensions hereof, as well as for a period of ONE (1) YEAR following any termination of expiration of the agreement, CLEMSON will not video conference or DL its non-credit courses to organizations under contract with EVC or to EVC students.

     24. The parties agree that disclosure of the terms of this agreement to others will cause EVC irreparable damage to its business. However, it is understood that CLEMSON is a State Agency and is therefore governed by law to disclose, when requested, any contract that it may enter into. EVC requests that it be notified of any requests made for disclosure of its contract with CLEMSON.

     25. It is expressly agreed and understood that neither party shall be liable for incidental, special or consequential damages for any breach or violation of this agreement.

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     26. The foregoing constitutes the entire agreement between the parties, and any other agreements or representations, whether verbal or written, if not contained herein, are void, of no effect, and are not binding upon the parties.

     27. No valid modification, amendment, or deletion may be made to this agreement except in writing and executed by the parties in substantially the same manner as this agreement.

     28. Any and all notices required hereunder shall be by Certified Mail, Return Receipt Requested, to each party's last known address and shall be deemed given at the time of mailing.

     29. If any portion of this agreement shall be found to be void, voidable or unenforceable, it shall not effect the validity of the remainder of the agreement.

     30. his agreement shall be binding on the respective parties' heirs, successors, and assigns.

     31. The parties agree that any disputes or disagreements arising hereunder or in connection herewith shall be settled by binding arbitration before the American Arbitration Association at their offices located in Greenville, South Carolina, and that any judgment awarded thereunder may be entered in any court of appropriate jurisdiction, and will have full force and effect therein.

     32. This agreement shall be construed in accordance with, and governed by, the laws of the State of South Carolina.

     In witness whereof the parties have hereunto set their hands and seal the date first appearing above.

CLEMSON UNIVERSITY                      EDUCATIONAL VIDEO CONFERENCING, INC.



By:   /s/ Steffen Rogers                By:   /s/ John J. McGrath
      --------------------------             ---------------------------------
      Dr. Steffen Rogers                      Dr. John McGrath
                                              President

By:   /s/ Ralph Elliot
      --------------------------
      Dr. Ralph Elliott
      Vice Provost


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